Exhibit A

Funds

Funds	Effective Date

First Trust STOXX® European Select Dividend Index Fund	08/30/2007
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund	08/30/2007
First Trust Dow Jones Global Select Dividend Index Fund	11/20/2007
First Trust Global Wind Energy Index ETF	06/18/2008
First Trust Global Engineering and Construction Index ETF	10/15/2008
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund	11/16/2009
First Trust Indxx Global Natural Resources Income ETF	03/08/2010
First Trust Indxx Global Agriculture ETF	03/08/2010
First Trust BICK Index Fund	04/01/2010
First Trust Indxx NextG ETF (fka First Trust NASDAQ Smartphone Index Fund)	02/15/2011
First Trust S-Network Future Vehicles & Technology ETF (fka First Trust NASDAQ® Global Auto Index Fund)	05/06/2011
First Trust Cloud Computing Index Fund	07/07/2011
First Trust International IPO ETF	10/10/2014
First Trust NASDAQ Cybersecurity ETF	07/02/2015
First Trust IPOX Europe Equity Opportunities ETF	10/01/2018
First Trust Dow Jones International Internet ETF	10/31/2018
First Trust Indxx Metaverse ETF	04/13/2022